Exhibit 99.1

NEWS
2401 21st Avenue South, Suite 200, Nashville, TN 37212 (615) 297-4255 Fax: (615) 297-6240
FOR IMMEDIATE RELEASE

Contact:	Emanuel Eads President and Chief Executive Officer (615) 297-4255 eeads@parking.com
CENTRAL PARKING CORPORATION ANNOUNCES PRELIMINARY RESULTS
OF ITS DUTCH AUCTION TENDER OFFER
NASHVILLE, TENN. — (OCT. 17, 2005) — Central Parking Corporation (NYSE: CPC) announced today the preliminary results of its modified “Dutch Auction” tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2005. In the tender offer, the Company offered to purchase up to 4.4 million shares of its common stock at a price that was not greater than $16.00 nor less than $14.00 per share.
     The Company expects to accept for purchase 4,800,000 shares at a purchase price of $15.50 per share, for a total cost of approximately $74.4 million. Based on the preliminary count by SunTrust Bank, the depositary for the tender offer, 4,859,674 shares of common stock, including 1,993,884 shares that were tendered through notice of guaranteed delivery, were properly tendered and not withdrawn at prices at or below $15.50 per share. Of the 4,800,000 shares to be purchased, 400,000 shares will be purchased in accordance with the Company’s right, under the terms of the tender offer, to acquire a limited number of additional shares without extending the offer.
     Because the number of shares of common stock tendered at or below $15.50 per share exceeds the number of shares that the Company intends to purchase, the resulting estimated proration factor is approximately 98.8% of the shares of common stock tendered. The shares of common stock expected to be purchased represent approximately 13.0% of Central Parking’s 36,784,155 shares of common stock issued and outstanding as of October 14, 2005. As a result of the completion of the tender offer, immediately following payment for the tendered shares of common stock, the Company expects that approximately 31,984,155 shares of common stock will be issued and outstanding. As previously announced, Central Parking will fund the payment for the shares of common stock validly tendered and accepted under the tender offer from borrowings of approximately $74.4 million provided through the revolving loan under its credit facility.
     The number of shares tendered and not withdrawn, the proration factor, and the purchase price per share are preliminary and are subject to verification by SunTrust Bank. The

Central Parking Corporation Announces Preliminary Results of Its Dutch Auction Tender Offer

October 17, 2005

actual number of shares validly tendered and not withdrawn, the final proration factor, and the final purchase price per share will be announced promptly following completion of the verification process. Promptly after such announcement, the depositary will issue payment for the shares validly tendered and accepted under the tender offer and will return all other shares tendered and not accepted for purchase.
     The dealer manager for the tender offer is Banc of America Securities LLC, and the information agent is D.F. King & Co., Inc. The depositary is SunTrust Bank. For questions and information, please call the information agent toll free at (800) 431-9642. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.
     Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading global provider of parking and transportation management services. As of June 30, 2005, the Company operated more than 3,400 parking facilities containing more than 1.5 million spaces at locations in 37 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Mexico, Chile, Peru, Colombia, Venezuela, Germany, Switzerland, Poland, Spain, Greece and Italy.
- END -